Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2012 and the unaudited pro forma combined statement of operations for the year ended December 31, 2012 have been presented to give effect to and show the pro forma impact on our historical financial statements of the issuance of 701,072 shares of common stock to the minority shareholders of BOVA in the share exchange.

On December 31, 2010, we consummated our controlling investment in BOVA. The results of operations of BOVA have been reflected in our consolidated financial statements from the date of consummation and, under the acquisition method of accounting, the assets and liabilities of BOVA have been reflected in our consolidated financial statements at their respective fair values as of the date of consummation. Under ASC 808 (Business Combinations), Cordia has recorded the full fair value of both the controlling and non-controlling interest of BOVA in its consolidated financial statements. Upon completion of the share exchange, Cordia will own 100% of BOVA and will push down the full fair value basis to BOVA’s separate financial statements in accordance with ASC 805-50-S99-2.

Our unaudited pro forma condensed combined balance sheet as of December 31, 2012 presents our consolidated financial position giving pro forma effect to (1) the issuance of 701,072 shares of common stock to the minority shareholders of BOVA as if the share exchange had occurred as of December 31, 2012 and (2) the sale of 900,000 and 4,000,000 shares of Cordia common stock at a price of $5.50 per share representing the minimum and maximum of a private placement offering that commenced on December 12, 2012. There can be no assurance that the private placement will be completed.

Our unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 present our consolidated results of operations giving pro forma effect to the issuance of 701,072 shares of common stock to the minority shareholders of BOVA as if the share exchange had occurred as of January 1, 2012.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	our historical audited financial statements as of and for the year ended December 31, 2012; and

•	BOVA’s historical audited financial statements as of and for the year ended December 31, 2012.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the combined companies actually been combined at the January 1, 2012. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2012

(Dollars in thousands)	At December 31, 2012 (as reported)	Adjustments		At December 31, 2012 (pro forma, as adjusted for share exchange)	At December 31, 2012 (pro forma, as adjusted at minimum of private placement offering)		At December 31, 2012 (pro forma, as adjusted at maximum of private placement offering)
Assets
Cash and cash equivalents	$11,981			$11,981	$16,481	(4)	$32,481	(5)
Securities available for sale, at fair market value	18,511			18,511	18,511		18,511
Loans held for sale	28,949			28,949	28,949		28,949
Loans, net of allowance of $2,110	110,960			110,960	110,960		110,960
Premises and equipment	4,392			4,392	4,392		4,392
Accrued interest receivable and other assets	3,903			3,903	3,903		3,903
Total assets	$178,696			$178,696	$183,196		$199,196

Liabilities
Non-interest bearing deposits	$19,498			$19,498	$19,498		$19,498
Interest-bearing deposits	134,930			134,930	134,930		134,930
Total deposits	154,428			154,428	154,428		154,428
Accrued expenses and other liabilities	11,129	92	(3)	11,221	11,221		11,221
Total liabilities	165,557			165,649	165,649		165,649

Stockholder' Equity
Preferred stock, $0.01 par value, 2,000 shares authorized, none issued	-			-	-		-
Common stock, $0.01 par value, 120,000,000 shares authorized, 2,077,605 shares outstanding (excluding 578,125 restricted shares)	21	7	(1)	28	37	(4)	68	(5)
Additional paid-in capital	14,428	4,328	(1)
		(92	)(3)	18,664	23,155	(4)	39,124	(5)
Retained deficit	(5,701)			(5,701)	(5,701)		(5,701)
Accumulated other comprehensive income	56			56	56		56
Stockholders' equity Cordia Bancorp	8,804	4,335	(1)	13,047	17,547		33,547
Non-controlling interest	4,335	(4,335	)(1)	-	-		-
Total stockholders' equity	13,139			13,047	17,547		33,547
Total liabilities and stockholders' equity	178,696			178,696	183,196		199,196

Share data
Shares outstanding at end of period	2,077,605	701,072	(2)	2,778,677	3,678,677		6,778,677
Book value per share	6.32			4.70	4.77		4.95

(1)	The share exchange results in the elimination of non-contolling interest at December 31, 2012 and the reclassification to common stock and additional paid-in capital on the exchange date.
(2)	Reflects the issuance of 701,072 shares in the share exchange.
(3)	Reflects the direct costs incurred to consumate the share exchange.
(4)	Reflects the issuance of 900,000 shares of common stock at the price of $5.50 per share for net proceeds of approximately $4.5 million.
(5)	Reflects the issuance of 4,000,000 shares of common stock at the price of $5.50 per share for net proceeds of approximately $20.5 million.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2012

(Dollars in thousands)	At December 31, 2012 (as reported)	Adjustments		At December 31, 2012 (pro forma, as adjusted for share exchange)
Total interest income	$8,441			$8,441
Total interest expense	1,552			1,552
Net interest income	6,889			6,889
Provision for loan losses	588			588
Net interest income after provision for loan losses	6,301			6,301
Total non-interest income	252			252
				-
Non-interest expense				-
Salaries and employee benefits	3,680			3,680
Occupancy expense	562			562
Equipment expense	290			290
Other operating expenses	2,747			2,747
Total non-interest expense	7,279			7,279
Consolidated net loss before non-controlling interest in net loss of consolidated subsidiary	(726)			(726)
Less: non-controlling interest in net loss of consolidated subsidiary	(182)	182	(1)	-
Net loss attributable to Cordia Bancorp Inc.	$(544)			$(726)
Earnings per share - basic and diluted	$(0.32)	$0.02	(1)	$(0.30)
Weighted average shares - basic	1,705,112	701,072	(1)	2,406,184
Weighted average shares - diluted	1,705,112	701,072	(1)	2,406,184

(1)	Reflects the issuance of 701,072 shares in the share exchange between Cordia and minority shareholders.